Exhibit 10.2

Premier Air Charter Holdings Inc.
2006 Palomar Airport Road, Suite 210
Carlsbad, CA 92011

October 21, 2025

Innoworks Employment Services, Inc.

146 North Street Suite 3

Lehighton, PA 18235

Subject: Amendment to Conversion Price of Series A Preferred Stock

Mr. Egan:

This letter agreement ("Amendment") is entered into by and between Premier Air Charter Holdings Inc. ("Company") and Innoworks Employment Services, Inc. ("Holder") to amend the conversion price of the Series A Preferred Stock issued pursuant to the Conversion Agreement dated August 5, 2025 ("Original Agreement") and the Certificate of Designation ("COD") attached as Exhibit A thereto, as amended.

The parties hereby agree as follows:

1.	Amendment to Conversion Price: The conversion price for each share of Series A Preferred Stock, as set forth in Section 5(b)(i) of the COD, shall be amended from $0.04 to $0.25 (the "Amended Conversion Price"), effective as of the date of this Amendment.
2.	Effect of Amendment: Except as specifically amended herein, all other terms and conditions of the Original Agreement and the COD shall remain in full force and effect. This Amendment shall be deemed an integral part of the Original Agreement and the COD.
3.	Governing Law: This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed wholly in such State.
4.	Counterparts: This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PREMIER AIR CHARTER HOLDINGS INC.

By: /s/ Ross Gourdie

Name: Ross Gourdie

Title: President, Secretary

INNOWORKS EMPLOYMENT SERVICES, INC.

By: /s/ Tom Eagen

Name: Tom Eagen

Title: CEO